Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 8 to Registration Statement on Form F-1 No. 333-228896 of our report dated March 26, 2019 relating to the consolidated financial statements of Jiayin Group, Inc., its subsidiaries and variable interest entities (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the translation of Renminbi amounts to United States dollar amounts), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

May 6, 2019